AMENDED AND COMPILED

                            ARTICLES OF INCORPORATION

                                       OF

                            EMPLOYEE SOLUTIONS, INC.

                  The undersigned, for the purpose of forming a corporation under the laws of the State of Arizona, hereby adopt the following Articles of
Incorporation:

                                    ARTICLE I

                  Name.  The name of the corporation is EMPLOYEE SOLUTIONS, INC.

                                   ARTICLE II

                  Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

                                   ARTICLE III

                  Initial Business. The initial business of the Corporation will be leasing employees to professional and non-professional business.

                                   ARTICLE IV

                  Initial Place of Business. The initial place of business of the Corporation shall be 3833 North 60th Place, Scottsdale, Arizona 85251, and such other locations as the directors may from time to time determine.
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                                    ARTICLE V

                  Authorized Capital. The Corporation shall have authority to issue 85,000,000 shares, consisting of 75,000,000 shares of Common Stock, having no par value (the "Common Stock") and 10,000,000 shares of preferred stock, having no par value (the "Preferred Stock").

                  Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law and these Articles of Incorporation, to provide for the issuance of shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Arizona, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including, without limitation, any rights of such series with respect to the election of directors.

                                   ARTICLE VI

                  Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than one director nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

                  Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability (i) for the
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amount of a financial  benefit  received by a director to which the  director is not entitled (ii) for an intentional infliction of harm on the Corporation or the shareholders, (iii) for an intentional violation of criminal law, or (iv) for a violation of Section 10-833 of the Arizona Business Corporation Act. If
the  Arizona  Business   Corporation  Act  is  amended  after  approval  by  the
shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as so amended.

                  Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. No amendment to the Arizona Revised Statutes that further limits the acts, omissions or transactions for which elimination or limitation of liability is permitted shall affect the liability of a director for any act, omission or transaction which occurs prior to the effective date of such amendment.

                                  ARTICLE VIII

                  Statutory Agent. The name and address of the initial statutory agent of the corporation are KEYT & LAWLESS, P.A., 5353 North 16th Street, Suite 405, Phoenix, Arizona 85016.

                                   ARTICLE IX

                  [DELETED]
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                                    ARTICLE X

                  Special Meetings. Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board, the Chief Executive Officer or the Board of Directors, pursuant to a resolution approved by a majority of the whole Board of Directors, or at the request in writing of shareholders owning 50% or more in amount of the capital stock issued and outstanding and entitled to vote. Special meetings of the shareholders may not be called by any other person or persons. Business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice of such meeting.
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